Lexon Technologies Inc. Announces New Corporate Name And Ticker Symbol Change

Los Angeles, CA - Lexon Technologies Inc. (OTCBB: LEXO) announced that FINRA has approved its corporate name change to Social Cube Inc., effective as of March 28, 2012, and its ticker symbol change to ‘SOCC’, effective as of April 2, 2012. However, it could take up to 5 days for all quotation services to update their records of the ticker symbol change.

“We are happy to announce our new corporate name and ticker symbol, our first step towards providing exciting social experiences to users in the game industry,” said Byung Jin Kim, CEO of Social Cube Inc. “And with this new beginning, we are looking forward to rapidly expanding to become the next leading gaming company in the industry.”

About Social Cube Inc.

Publicly listed on the OTC market under the ticker symbol ‘SOCC’, Social Cube Inc. is a global holding company of social gaming and social networking companies.  Social Cube’s strategy is to grow both organically and by acquisition, and to leverage its existing network of social gaming and networking assets together with other social networking companies and their related technologies.  Social Cube intends to build significant operational, technical and marketing synergies whereby the social game and networking companies can cooperate and create increased value for themselves as well as the other portfolio companies. Social Cube is headquartered in Los Angeles, California.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

These statements include, among other things, any predictions regarding the Company’s prospects or future financial condition, earnings, revenues, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to Social Cube Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.